Exhibit 3.4

FORM OF CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BATS GLOBAL MARKETS, INC.

BATS Global Markets, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

First. The Corporation was originally incorporated under the name BATS Holdings, Inc., and its original certificate of incorporation was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on June 29, 2007.

Second. That the Board of Directors of said Corporation, duly adopted resolutions proposing and declaring advisable the following amendment of the Amended and Restated Certificate of Incorporation of said Corporation (the “Certificate”) and seeking the consent of the stockholders of said Corporation to said amendment. The resolutions setting forth the proposed amendment are as follows:

THEREFORE, BE IT RESOLVED, that the Certificate be amended by amending and restating Section 1 of Article 4 as follows:

“Section 4.01. Authorized Shares.

The total number of shares of stock that the Corporation shall have authority to issue is 152,500,000 consisting of:

125,000,000 shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”);

1,750,000 shares of Non-Voting Class A Common Stock, par value $0.01 per share (the “Non-Voting Class A Common Stock”);

15,000,000 shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”);

750,000 shares of Non-Voting Class B Common Stock, par value $0.01 per share (the “Non-Voting Class B Common Stock” and, together with the Class A Common Stock, Non-Voting Class A Common Stock and Class B Common Stock, the “Common Stock”);

10,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).”

THEREFORE, BE IT RESOLVED, that the Certificate be amended by amending Section 4.02 of Article 4 by adding the following:

“(d) Effective upon the filing of this certificate of amendment with the Secretary of State, a 4.75-for-1 reverse stock split for each share of Common Stock outstanding or held in treasury immediately prior to such time shall automatically and without any action on the part of the holders thereof occur (the “Reverse Stock Split”). The par value of the Common Stock shall remain $0.01 per share. This conversion shall apply to all shares of Common Stock. No fractional shares of Common Stock shall be issued upon the Reverse Stock Split or otherwise. In lieu of any fractional shares of Common Stock to which the stockholder would otherwise be entitled upon the Reverse Stock Split, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of the Common Stock as determined by the Board of Directors.

(e) All certificates representing shares of Common Stock outstanding immediately prior to the filing of this certificate of amendment shall immediately after the filing of this certificate of amendment represent instead the number of shares of Common Stock as adjusted to give effect to the Reverse Stock Split as set forth in this Section 4.02.”

THEREFORE, BE IT RESOLVED, that the Certificate be amended by amending and restating Section 4.04(c)(v) of Article 4 as follows:

“(B) Class B Threshold. Each share of Class B Common Stock that is held at any time by a stockholder who, together with such stockholder’s affiliates (as defined in Article 6), owns less than 1,044,313 shares of Common Stock (the “Class B Threshold”), shall, automatically and without any further action, be converted into one share of Class A Common Stock, and each share of Non-Voting Class B Common Stock that is held at any time by a stockholder who, together with such stockholder’s affiliates, does not meet the Class B Threshold shall, automatically and without any further action, be converted into one share of Non-Voting Class A Common Stock.”

Third. That the aforesaid amendment has been approved and authorized by the holders of the outstanding stock entitled to vote thereon in accordance with the provisions of Section 228 of the DGCL.

Fourth. That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the DGCL.

Fifth. That the aforesaid amendment shall be executed, filed and recorded in accordance with Section 103 of the DGCL.

Sixth. Any time prior to the effectiveness of the filing of the aforesaid amendment with the Secretary of State, notwithstanding authorization of the proposed amendment by the stockholders of the corporation, the Board of Directors may abandon such proposed amendment without further action by the stockholders.

[Signature Page Follows]

IN WITNESS WHEREOF, BATS Global Markets, Inc. has caused this Certificate of Amendment to be signed by an authorized officer thereof, this     day of                     , 2012.

BATS Global Markets, Inc., a Delaware corporation

By:
	Name:	Joe Ratterman
	Title:	President and Chief Executive Officer